UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2017 (December 30, 2016)

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26745 Malibu Hills Road, Calabasas, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (e)    On December 30, 2016, On Assignment, Inc. (the “Company”) accepted the retirement of Michael J. McGowan, Chief Operating Officer of the Company and President of Oxford Global Resources, LLC, a subsidiary of the Company. In connection with Mr. McGowan’s retirement, the Company has agreed in writing to provide the following: (a) $630,630 in cash payments; (b) acceleration of the vesting of 47,045 of his outstanding restricted stock units; and (c) reimbursement for certain insurance payments paid by Mr. McGowan.

In addition, Mr. McGowan shall participate with the Company’s Board of Directors as an advisor. His role and duties as Board advisor are set forth in an agreement entered into with him on January 5, 2017, and will be the same as our current Board advisor, Jeffrey Veatch. He will begin his services as a Board advisor on January 9, 2017, and his compensation will be the same as that of the directors and Mr. Veatch, which is: (x) an annual cash retainer fee of $60,000; (y) quarterly in-person and other meeting fees of $2,000 and $750 per meeting, respectively; and (z) an annual restricted stock grant of approximately $125,000, granted on the first business day of August with 50 percent vesting immediately and the remaining 50 percent vesting on the anniversary of the grant date, subject to continued service to the Company through such date.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: January 6, 2017	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
SVP, Chief Legal Officer and Secretary